EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Xethanol Announces Settlement in Principle
of Class Action Lawsuits

New York, NY, December 3, 2007 -- Xethanol Corporation (AMEX: XNL), a renewable energy company, announces that on November 28, 2007, the company agreed in principle to settle the seven consolidated putative class action lawsuits pending against it captioned as In re Xethanol Corporation Securities Litigation, 06 Civ. 10234 (HB) (S.D.N.Y.).  The agreement was reached during a mediation overseen by a retired United States District Court Judge in West Palm Beach, Florida, and attended by counsel for plaintiffs, counsel for the company and the individual defendants and counsel for the company’s insurance carriers.  The agreement remains subject to final negotiated writings executed by the parties and approval by the United States District Court for the Southern District of New York.

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with reaching agreement on the final documentation of the settlement of the referenced lawsuit and obtaining the required court approval. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.